UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2020 (May 29, 2020)

G1 THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38096	26-3648180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Park Offices Drive Suite 200 Research Triangle Park, NC	27709
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (919) 213-9835

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.0001 par value	GTHX	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 29, 2020, G1 Therapeutics, Inc. (the “Company”), as borrower, entered into a loan and security agreement (the “Agreement”) with Hercules Capital, Inc., the lender (the “Lender”), under which the Lender has agreed to lend the Company up to $100.0 million, to be made available in a series of tranches, subject to specified conditions. The Company requested that the Lender lend an amount of $20.0 million at closing, with the remaining tranches becoming available based on completion of certain performance-based milestones.

Under the terms of the Agreement, the Company received an initial tranche of $20.0 million from the Lender at closing (May 29, 2020), with an option for the Company to borrow up to an additional $10.0 million through March 31, 2021, unless such date is extended by the Lender in its discretion following request by the Company (the “First Tranche”). A second tranche (the “Second Tranche”), consisting of $20.0 million, will become available to the Company for drawdown upon (i) receipt of approval from the Food and Drug Administration (“FDA”) of the New Drug Application for trilaciclib for the prevention or mitigation of myelosuppression in small cell lung cancer patients, and (ii) the initiation of a Phase 3 randomized, double-blind trial of trilaciclib versus placebo in patients receiving FOLFOXIRI/bevacizumab for metastatic colorectal cancer (the “Performance Milestone”). The Second Tranche will be available, if specified conditions are met, during the period beginning on January 1, 2021 through December 15, 2021, unless such date is extended by the Lender in its discretion following request by the Company. A third tranche (the “Third Tranche”) of $30.0 million will become available upon achievement of the Performance Milestone and the Company’s maintenance of a total debt-to-product revenue ratio of less than 2.75 at all times. The Third Tranche will be available to the Company during the period beginning on April 1, 2021 through December 31, 2022. A fourth tranche (the “Fourth Tranche”) of $20.0 million will be available at the Lender’s option through December 31, 2022.

The loan will mature on June 1, 2024; provided, however, that if the Company achieves the Performance Milestone prior to July 1, 2022 (which may be extended if specified conditions are met), then the loan will mature on June 1, 2025. The Company may make payments of interest only through June 1, 2022, which would be extended through January 1, 2023 upon achievement of the Performance Milestone on or before June 30, 2022, as long as there is no default under the loan. Thereafter, the interest only period would be extended through January 1, 2024, in quarterly increments, subject to continued compliance with the covenants of the Agreement. Amounts borrowed under the Agreement accrue interest at a rate equal to the greater of either (i) (a) the prime rate as reported in The Wall Street Journal, plus (b) 6.40%, and (ii) 9.65%.

The Company is required to pay the Lender a fee up front at closing in the amount of $650,000. The Company may prepay all or a portion of the outstanding principal amount under the Agreement subject to a prepayment fee equaling a percentage of the amount to be prepaid, as follows: (A) (i) 3.0% of the prepayment amount in the first year; (ii) 2.0% of the prepayment amount in the second year; (iii) 1.0% of the prepayment amount in the third year; and (iv) no payment thereafter, plus (B) a charge of 6.95% of the amount of the loan being prepaid. The Company will be required to make a final payment to the Lender in the amount of the greater of (A) $2,085,000 and (B) 6.95% of the aggregate amount of all loan advances, less any amount previously paid pursuant to clause (B) of the preceding sentence.

As security for obligations arising under the Agreement, the Company has granted the Lender a blanket lien on substantially all of the Company’s assets, including intellectual property, subject to certain exemptions. The Company is permitted to out-license lerociclib in arms-length transactions and the Company is permitted to out-license rintodestrant upon approval of the licensing terms by the Lender.

Under the Agreement, the Lender has the right to participate in any equity offerings by the Company that are marketed to multiple investors during the term of the loan under the Agreement in an amount up to $2.0 million.

The Agreement contains a covenant that, in the event the Company does not achieve the Performance Milestone by June 30, 2021, at all times on and after July 1, 2021 through the date on which the Company achieves the Performance Milestone, the Company shall maintain a cash balance in an amount greater than or equal to the sum of $20.0 million plus the amount of any of the Company’s accounts payable under GAAP not paid after the 120th day following the invoice for such accounts payable. If the Company achieves the Performance Milestone and does not draw further on the loan under the Agreement, no additional covenants are required. In the event that the Company achieves the Performance Milestone by June 30, 2021, and draws down the Second Tranche, Third Tranche, or Fourth Tranche, additional financial covenants would apply.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 1, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

G1 THERAPEUTICS, INC.

By:	/s/ Jennifer Moses
Jennifer Moses
Chief Financial Officer

Date: June 2, 2020